Exhibit 99.2
Dear Fellow Grey Wolf Stockholder:
Grey Wolf, Inc.’s July 15, 2008 Special Meeting of Stockholders is rapidly approaching and we need your vote! Your Board of Directors strongly believes the proposed merger with Basic Energy Services, Inc. is in the best interests of all Grey Wolf stockholders, and recommends that you vote to approve the merger TODAY by returning your proxy card.
The Basic Merger is Designed to Maximize Stockholder Value
Your Board of Directors conducted a thorough process, including 17 board meetings, to assure that the Basic merger is designed to maximize the value of your investment.
•	The merger offers Grey Wolf stockholders BOTH immediate return of capital AND the opportunity to participate in the continued growth of the combined company, the new Grey Wolf.
•	The new Grey Wolf will be better positioned strategically and financially with a strong growth platform for the future in today’s evolving energy industry.
The Basic Merger is the Only Transaction that Offers Certain Value Now, with the
Potential for Increased Value Longer Term
Your Board of Directors considered the proposal from Precision Drilling Trust carefully, together with outside financial advisors, and concluded that it undervalued Grey Wolf and would create uncertainty about the future value of a the proposed combined company.
Grey Wolf’s Board of Directors believes the merger with Basic offers Grey Wolf stockholders the opportunity to maximize the value of their investment and urges you to vote FOR the merger with Basic.
Vote Your Shares Today
Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your proxy card in the postage-paid envelope provided. Should you prefer, you may vote in person or deliver your proxy by telephone or by the Internet by following the instructions on your proxy card.

It is important that every stockholder vote, no matter how large or small your holdings may be. Not voting is the same as a vote against this important merger.
If you have any questions or need assistance in voting your shares, please contact our information agent, Georgeson, Inc.;
Banks and brokers call: (212) 440-9800
Grey Wolf stockholders call: (800) 561-3540
Thank you for your support,
Sincerely,
/s/ Thomas P. Richards
Thomas P. Richards
Chairman, President and CEO